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Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Liberty Media Corporation:

        We consent to the use of our reports dated February 26, 2009, with respect to the consolidated balance sheets of Liberty Media Corporation and subsidiaries as of December 31, 2008 and 2007, and the related consolidated statements of operations, comprehensive earnings, cash flows, and stockholders' equity for each of the years in the three-year period ended December 31, 2008, and the effectiveness of internal control over financial reporting as of December 31, 2008, incorporated herein by reference and to the reference to our firm under the heading "Experts" in the registration statement.

/s/ KPMG LLP

KPMG LLP

Denver, Colorado
April 24, 2009

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  Exhibit 23.1
Consent of Independent Registered Public Accounting Firm